Exhibit 11

GENERAL MILLS, INC.
COMPUTATION OF EARNINGS PER SHARE
(In Millions, Except per Share Data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	Nov. 28, 2004	Nov. 23, 2003	Nov. 28, 2004	Nov. 23, 2003
Net Earnings	$367	$308	$550	$535

Average Number of Common Shares –
Basic EPS (a)	370	374	375	373

Incremental Share Effect from:

—Stock options (b)	6	8	6	9

—Restricted stock, stock rights
and puts	1	1	1	1

Average Number of Common Shares –
Diluted EPS	377	383	382	383

Earnings per Share – Basic	$.99	$.82	$1.47	$1.44

Earnings per Share – Diluted	$.97	$.81	$1.44	$1.40

Notes to Exhibit 11:

(a)	Computed as the weighted average of net shares outstanding on stock-exchange trading days.

(b)

Incremental shares from stock options are computed by the “treasury stock” method. This method first determines the number of shares issuable under stock options that had an option price below the average market price for the period, and then deducts the number of shares that could have been repurchased with the proceeds of options exercised.